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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------


                                   FORM 8-A/A

                                 AMENDMENT NO. 3

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               USLIFE Corporation
             (Exact Name of Registrant as Specified in its Charter)


               New York                                    13-2578598
               --------                                    ----------
(State of Incorporation or Organization)         (I.R.S. Employer Identification
                                                              no.)

            125 Maiden Lane
           New York, New York                                 10038
           ------------------                                 -----
(Address of principal executive offices)                    (zip code)

        Securities to be registered pursuant to Section 12(b) of the Act:

                                                   Name of each exchange on
Title of each class                                which each class is to be
to be so registered                                registered

Rights to Purchase Common Stock                    New York Stock Exchange
                                                   Chicago Stock Exchange
                                                   Pacific Stock Exchange
                                                   London Stock Exchange


       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                  The undersigned registrant, USLIFE Corporation (the
"Company"), hereby amends and supplements, as set forth below, Items 1 and 2 of the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "Commission") on June 26, 1986, as amended by Amendment No. 1 to the Registration Statement on Form 8-A filed with the Commission on Form 8 on January 25, 1989, and as further amended by Amendment No. 2 to the Registration Statement on Form 8-A filed with the Commission on Form 8-A/A on October 12, 1994, all of which are incorporated herein by reference (collectively, including the exhibits thereto, the "Form 8-A"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Form 8-A.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                  The response to item 1 in the Form 8-A is hereby amended by the addition of the following two paragraphs after the last paragraph thereof:

                  Effective as of February 13, 1997, the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of June 24, 1986, as further amended and restated heretofore, between the Company and The Chase Manhattan Bank, as Rights Agent (the "Rights Agent") was amended (the "Amendment to Rights Agreement") in order to, among other things, (i) prevent Texas Stars Corporation, a New York corporation (the "Merger Sub"), and wholly owned subsidiary of American General Corporation, a Texas corporation ("American General"), and American General from becoming an Acquiring Person as a result of the merger of Merger Sub with and into the Company (the "Merger") as provided for in the Agreement and Plan of Merger, dated as of February 12, 1997 (the "Merger Agreement") among the Company, American General and Merger Sub, (ii) prevent a Flip-in Date, Stock Acquisition Date, Flip-over Transaction or Event or Separation Date from occurring as a result of the Merger or other transactions contemplated by the Merger Agreement and (iii) provide that all outstanding Rights will expire immediately prior to the effective time of the Merger.

                  A copy of the Amendment to Rights Agreement is attached hereto as Exhibit 4(d) and is incorporated herein by reference. The foregoing description of the Amendment to Rights


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Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to Rights Agreement.

ITEM 2.  EXHIBITS.

                  The response to item 2 in the Form 8-A is hereby amended to read in its entirety as follows:

                  (a) Rights Agreement, dated as of June 24, 1986, between USLIFE Corporation and Manufacturers Hanover Trust Company, as Rights Agent (previously filed as an exhibit to the Form 8-A dated June 24, 1986).

                  (b) Amended and Restated Rights Agreement, dated as of January 24, 1989, between USLIFE Corporation and Manufacturers Hanover Trust Company, as Rights Agent (previously filed as an exhibit to the Form 8 dated January 25, 1989).

                  (c) Amended and Restated Rights Agreement, dated as of September 27, 1994, between USLIFE Corporation and Chemical Bank, the successor by merger to Manufacturers Hanover Trust Company, as Rights Agent (previously filed as an exhibit to the Form 8-A/A dated October 12, 1994).

                  (d) Amendment No. 1, dated as of February 13, 1997, to the Amended and Restated Rights Agreement, dated as of June 24, 1986, as further amended and restated heretofore, between USLIFE Corporation and The Chase Manhattan Bank, as Rights Agent.*

--------

* Filed herewith.


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                  Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                             USLIFE Corporation

Date: February 21, 1997      By: /s/ Richard G. Hohn
                                     -----------------------------------------
                                      Name: Richard G. Hohn
                                      Title: Senior Vice President-
                                        Investor Relations, Secretary & Counsel



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                                  EXHIBIT INDEX


Exhibit                           Exhibit
Number                            Description
------                            -----------

4        (a)      Rights Agreement, dated as of June 24, 1986, between USLIFE
                  Corporation and Manufacturers Hanover Trust Company, as Rights
                  Agent (previously filed as an exhibit to the Form 8-A dated
                  June 24, 1986).

         (b) Amended and Restated Rights Agreement, dated as of January 24, 1989, between USLIFE Corporation and Manufacturers Hanover Trust Company, as Rights Agent (previously filed as an exhibit to the Form 8 dated January 25, 1989).

         (c) Amended and Restated Rights Agreement, dated as of September 27, 1994, between USLIFE Corporation and Chemical Bank, the successor by merger to Manufacturers Hanover Trust Company, as Rights Agent (previously filed as an exhibit to the Form 8-A/A dated October 12, 1994).

         (d) Amendment No. 1, dated as of February 13, 1997, to the Amended and Restated Rights Agreement, dated as of June 24, 1986, as further amended and restated heretofore, between USLIFE Corporation and The Chase Manhattan Bank, as Rights Agent.



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